Exhibit 99.1

Viridian Therapeutics to Present Key 2024 Corporate Priorities at J.P. Morgan Healthcare Conference

- VRDN-001 topline clinical results for THRIVE and THRIVE-2 on track for mid-2024 and year-end 2024 in patients with active and chronic thyroid eye disease (TED), respectively -

- Subcutaneous VRDN-003 pivotal study in TED anticipated to start in mid-2024, pending alignment with regulatory authorities -

- Anti-neonatal Fc receptor (FcRn) portfolio progressing as planned with VRDN-006 IND anticipated by year-end 2024 and VRDN-008 data in non-human primates in 2H 2024 -

- Tom Ciulla, M.D., M.B.A. promoted to Chief Medical Officer to succeed Barrett Katz, M.D., M.B.A. -

WALTHAM, Mass.—January 8, 2024—Viridian Therapeutics, Inc. (NASDAQ: VRDN), a biotechnology company focused on discovering and developing potential best-in-class medicines for serious and rare diseases, today announced that President and Chief Executive Officer, Steve Mahoney, will discuss the company’s progress at the 42nd Annual J.P. Morgan Healthcare Conference in San Francisco, California.

As part of Viridian’s presentation at the J.P. Morgan Healthcare Conference, Mr. Mahoney will provide key updates on the company’s anti-insulin-like growth factor 1 receptor (IGF-1R) programs in thyroid eye disease (TED) and its programs targeting FcRn. Viridian aims to build a world-class portfolio in TED with a differentiated and fast-to-market lead asset in VRDN-001, which is delivered intravenously, and a potential best-in-class asset, VRDN-003, which is designed to be self-administered subcutaneously at home as an infrequent and low-volume injection. In addition to TED, the company is also developing a novel portfolio of FcRn inhibitors with VRDN-006, an Fc fragment, and VRDN-008, which is engineered to have an extended half-life with the goal to prolong immunoglobulin G (IgG) suppression.

“2024 is poised to be a year with major catalysts for Viridian as we advance VRDN-001 towards topline data in two global Phase 3 studies in active and chronic TED, expected by the middle and end of the year, respectively,” said Mr. Mahoney. “In addition, we were thrilled by the positive data that exceeded our expectations from our healthy volunteer studies in December 2023 that led to the selection of VRDN-003 as our potential best-in-class subcutaneous program. We plan to initiate the VRDN-003 pivotal program in mid-2024, pending alignment with regulatory authorities, as we aim to decrease the treatment burden on patients and their families living with TED. We are equally excited by the progress in our FcRn portfolio. We look forward to submitting an Investigational New Drug Application (IND) for VRDN-006 by the end of the year and providing additional details on VRDN-008 in the second half of the year.”

Thyroid Eye Disease Portfolio: VRDN-001 and VRDN-003

Intravenous VRDN-001

Viridian’s lead product candidate, VRDN-001, is a monoclonal antibody that acts as a full antagonist of IGF-1R, a clinically and commercially validated target for TED that has current US annual revenues close to $2 billion. Viridian is currently evaluating VRDN-001 in two global Phase 3 clinical trials, THRIVE and THRIVE-2, for the treatment of active and chronic TED, respectively. THRIVE and THRIVE-2 are each designed to compare a five-dose treatment arm of VRDN-001, dosed three weeks apart, to placebo. This five-dose VRDN-001 regimen features fewer infusions and a shorter time per infusion compared to the currently marketed IGF-1R inhibitor. The company expects to report THRIVE and THRIVE-2 data in the middle of 2024 and by year end 2024, respectively.

THRIVE and THRIVE-2 data will look to confirm the Phase 2 data Viridian reported throughout 2022 and 2023. In all dose cohorts of a Phase 2 clinical trial, intravenous VRDN-001 was shown to improve the signs and symptoms of TED at six weeks in patients with active and chronic disease after two infusions. VRDN-001 was also well-tolerated.

Subcutaneous VRDN-003

In December 2023, the company selected VRDN-003 as the potential best-in-class subcutaneous anti-IGF-1R program for pivotal development in TED following positive data in a Phase 1 clinical trial in healthy volunteers. VRDN-003 has the same binding domain as its parent molecule, VRDN-001, and was engineered to have a longer half-life. VRDN-003 is designed to maintain the clinical response of VRDN-001 IV while increasing patient convenience.

The Phase 1 clinical study showed VRDN-003 to have a prolonged half-life of 40-50 days, which is four to five times that of its parent molecule, VRDN-001. Because VRDN-001 and VRDN-003 are nearly identical antibodies, the company expects VRDN-003 to have similar clinical responses at the exposure levels of VRDN-001 that led to robust clinical activity in its Phase 2 clinical study in TED. Further, pharmacokinetic modeling of VRDN-003 predicted that dosing regimens as long as every 8 weeks would achieve or exceed VRDN-001 exposure levels that were clinically meaningful. Based on these results, the company expects to initiate a global pivotal program with VRDN-003 in mid-2024, with planned trials in both active and chronic TED patients, pending alignment with regulatory authorities.

Anti-FcRn Portfolio: VRDN-006 and VRDN-008

In October 2023, consistent with Viridian’s vision to develop the next generation of best-in-class products for severe autoimmune and rare diseases, the company unveiled a portfolio of engineered FcRn inhibitors, VRDN-006 and VRDN-008. FcRn inhibitors have the potential to treat a broad array of autoimmune diseases, representing a significant commercial market opportunity. Viridian’s multi-pronged engineering approach has resulted in a portfolio of FcRn-targeting molecules that leverage the clinically and commercially validated mechanism of FcRn inhibition while potentially addressing the limitations of current agents such as incomplete IgG suppression and needed improvements in safety.

VRDN-006 is a highly-selective Fc fragment. In non-human primates, VRDN-006 showed specificity for blocking FcRn-IgG interactions while showing no decreases in albumin or increases in low-density lipoprotein (LDL) levels. VRDN-008 is a novel, first-in-class FcRn inhibitor that aims to pair IgG suppression with extended half-life technology. VRDN-008, with its extended half-life, has the potential to more deeply and durably suppress IgG as compared to existing anti-FcRn therapies and pipeline candidates. VRDN-006 and VRDN-008 are both designed to be convenient, self-administered, subcutaneous products.

Summary of Anticipated 2024 Key Program Milestones

Thyroid eye disease (TED) Portfolio

•	Mid-2024

•	THRIVE Phase 3 trial topline results in active TED for VRDN-001 IV

•	Initiate subcutaneous pivotal program for VRDN-003, pending regulatory alignment

•	Year End 2024

•	THRIVE-2 Phase 3 trial topline results in chronic TED for VRDN-001 IV

Anti-FcRn Portfolio

•	2H 2024

•	IND submission for VRDN-006 by year end

•	VRDN-008 NHP data

Corporate Updates

Today, the company announced the promotion of Dr. Thomas Ciulla to Chief Medical Officer to succeed Dr. Barrett Katz. Dr. Katz will continue to work with Viridian as a consultant to the company. Dr. Ciulla joined Viridian in early 2023 as Chief Development Officer, where he has been leading the clinical development efforts for all programs. Dr. Ciulla has held numerous leadership roles in medical and clinical development and research, including serving most recently as Chief Medical Officer and Chief Development officer of Clearside Bio prior to joining Viridian.

“Dr. Ciulla has been an integral part of the Viridian team throughout his tenure and will continue to lead our clinical development efforts as Chief Medical Officer,” said Mr. Mahoney. “We are grateful to Dr. Katz for his years of dedicated service to Viridian and look forward to working with him as an advisor to the company.”

Notice of Inducement Grant

Today Viridian announced that a majority of the independent directors serving on the Compensation Committee of the company’s Board of Directors approved the grant of non-qualified stock options to an employee to purchase up to 62,000 shares of the company’s common stock (the “Inducement Grant”) on January 2, 2024 (the “Grant Date”). The Inducement Grant has been granted outside of the company’s Amended and Restated 2016 Equity Incentive Plan (the “Plan”) but remains subject to the terms and conditions of such Plan. The Inducement Grant was granted as an inducement material to this individual entering into employment with Viridian in accordance with Nasdaq Listing Rule 5635(c)(4).

The Inducement Grant has an exercise price per share that is equal to the closing price of Viridian’s common stock on the Grant Date. The Inducement Grant will vest over a four-year period, with 25% of the shares vesting on the one-year anniversary of the employee’s start date, and thereafter the remainder of the shares vest in 36 equal monthly installments, subject to the employee’s continued employment with Viridian through the applicable vesting dates.

About Viridian Therapeutics

Viridian is a biopharmaceutical company focused on engineering and developing potential best-in-class medicines for patients with serious and rare diseases. Viridian’s expertise in antibody discovery and engineering enables it to develop differentiated therapeutic candidates for previously validated drug targets in commercially established disease areas.

Viridian is advancing multiple candidates in the clinic for the treatment of patients with thyroid eye disease (TED). The company is conducting two global Phase 3 clinical trials (THRIVE and THRIVE-2) to evaluate the safety and efficacy of VRDN-001 in patients with active and chronic TED. Viridian’s goal is to advance VRDN-001 as a best-in-class IV therapy followed by VRDN-003 as a first- and best-in-class subcutaneous therapy for the treatment of TED. In addition to its TED portfolio, Viridian is advancing a novel portfolio of neonatal Fc receptor (FcRn) inhibitors, VRDN-006 and VRDN-008, which has the potential to be developed in multiple autoimmune diseases.

Viridian is based in Waltham, Massachusetts. For more information, please visit http://www.viridiantherapeutics.com. Follow Viridian on LinkedIn and X.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or other similar terms or expressions that concern our expectations, plans and intentions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations, and assumptions. Forward-looking statements include, without limitation, statements regarding: preclinical and clinical development of Viridian’s product candidates VRDN-001, VRDN-003, VRDN-006 and VRDN-008; anticipated start dates of studies; alignment with regulatory authorities and anticipated regulatory submissions; enrollment in Viridian’s clinical studies, including the THRIVE and THRIVE-2 Phase 3 clinical studies; upcoming milestones and anticipated data results, including topline results; that THRIVE and THRIVE-2 data will look to confirm the Phase 2 data Viridian reported throughout 2022 and 2023; the potential utility, efficacy, potency, safety, clinical benefits, clinical response and convenience of VRDN-001, VRDN-003, VRDN-006 and VRDN-008; Viridian’s product candidates potentially being best-in-class; that because VRDN-001 and VRDN-003 are nearly identical antibodies, the company expects VRDN-003 to have similar clinical responses at the exposure levels of VRDN-001 that led to robust clinical activity in a Phase 2 clinical study in TED; that pharmacokinetic modeling of VRDN-003 predicts that dosing regimens as long as every 8 weeks would achieve or exceed the same VRDN-001 exposure levels that were clinically meaningful; the time to market and commercial viability of Viridian’s product candidates; and potential dosing schedules trial designs. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to: potential utility, efficacy, potency, safety, clinical benefits, clinical response and convenience of Viridian’s product candidates; the relationship between the results from the positive data from completed or ongoing clinical trials and the results of ongoing or future clinical trials; that preliminary data may not be representative of final data; the timing, progress and plans for our ongoing or future research, pre-clinical and clinical development programs; trial protocols for ongoing clinical trials; expectations regarding the timing for regulatory filings; expectations regarding the timing for enrollment and data; uncertainty and potential delays related to clinical drug development; the duration and impact of regulatory delays in our clinical programs; the timing of and our ability to obtain and maintain regulatory approvals for our therapeutic candidates; manufacturing risks; competition from other therapies or products; estimates of market size; other matters that could affect the sufficiency of existing cash, cash equivalents and short-term investments to fund operations; our financial position and its projected cash runway; our future operating results and financial performance; Viridian’s intellectual property position; the timing of pre-clinical and clinical trial activities and reporting results from same, including those risks set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 13, 2023 and other subsequent disclosure documents filed with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither the company, nor its affiliates, advisors, or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date hereof.

Contact:

Louisa Stone, 617-272-4604

Manager, Investor Relations

IR@viridiantherapeutics.com

Source: Viridian Therapeutics, Inc.